Exhibit 4.2

THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE LAWS. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT AND LAWS HAVE BEEN COMPLIED WITH OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL (ACCEPTABLE TO THE ISSUER) THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT

To Purchase                  Shares of Common Stock

of

CROSS MATCH TECHNOLOGIES, INC.

Dated

For value received,                                                                                                                or registered assigns (“Holder”), is entitled to purchase from Cross Match Technologies, Inc., a Delaware corporation (“CROSS MATCH” or the “Company”),                                                                                        (                ) shares of Common Stock, $.01 par value per share (“Common Stock”), at an exercise price of $6.00 per share of Common Stock (the “Exercise Price”), subject to adjustment and upon the terms and conditions hereinafter provided. This Warrant may be exercised in whole or in part, at any time or from time to time after the date hereof and prior to 5:00 p.m., Eastern Standard Time, on the first Business Day following the earlier of (i) the seventh anniversary of the date hereof or (ii) the first anniversary of the closing date of CROSS MATCH’S initial distribution of securities in an underwritten public offering pursuant to a registration statement filed with the Securities and Exchange Commission. Certain terms used in this Warrant are defined in Article IV.

ARTICLE I

EXERCISE OF WARRANTS

1.1. Method of Exercise. To exercise this Warrant in whole or in part, the Holder shall deliver, on any Business Day, to CROSS MATCH at its principal offices (a) this Warrant, (b) a written notice in the form attached hereto as Annex A of such Holder’s election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased (which shall be a whole number of shares if for less than all the shares then issuable hereunder), the denominations of the share certificate or certificates desired and the name or names in which such certificates are to be registered, and (c) payment of the aggregate Exercise Price with respect to such shares. Such payment of the aggregate Exercise Price may be made, at the option of the Holder, either by cash, certified or bank cashiers check or wire transfer.

CROSS MATCH shall, as promptly as practicable and in any event within five Business Days after receipt of such notice and payment, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the aggregate number of shares of Common Stock specified in said notice. The share certificate or certificates so delivered shall be in such denominations as may be specified in such notice, and shall be issued in the name of the Holder or such other name or names as shall be designated in such notice. This Warrant shall be deemed to have been exercised, such certificate or certificates shall be deemed to have been issued, and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a holder of record of shares, as of the date the aforementioned notice and payment is received by CROSS MATCH. If this Warrant shall have been exercised only in part, CROSS MATCH shall, at the time of delivery of such certificate or certificates, deliver to the Holder a new Warrant evidencing the rights to purchase the remaining shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant which shall then be returned to the Holder. CROSS MATCH shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of share certificates and new Warrants, except that, if share certificates or new Warrants shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of delivery of the aforementioned notice of exercise or promptly upon receipt of a written request of CROSS MATCH for payment.

1.2. Shares to be Fully Paid and Nonassessable. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable.

1.3. No Fractional Shares Required to be Issued. CROSS MATCH shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant.

1.4. Reservation. CROSS MATCH has duly reserved and will keep available for issuance upon exercise of this Warrant the total number of Warrant Shares deliverable from time to time upon exercise of this Warrant.

1.5 Voluntary Cancellation of a Portion of Warrant; Adjustment of Rental Payments. CROSS MATCH agreed to sell this Warrant to the Holder at the time of its separate negotiation of a Standard Office Building Lease (the “Lease”) for the rent of a facility from John C. Bills Enterprises, Ltd. (“Landlord”). Commencing three (3) years from the date of this Warrant, the Holder shall have the right to forfeit or cancel its rights to purchase a portion of the Warrant Shares (“Cancellation Right”) as described in this Section 1.5. The Holder may exercise the Cancellation Right by delivering written notice (“Warrant Cancellation Notice”) to CROSS MATCH. The Warrant Cancellation Notice shall state that the Holder is electing to cancel its right to purchase a number of Warrant Shares under this Warrant in return for CROSS MATCH’S agreement to increase the Net Rental Rate payable thereafter to Landlord under the

Lease. This Cancellation Right shall not apply with respect to any Warrant Shares purchased by the Holder upon exercise of this Warrant. If the Cancellation Right is exercised by Holder, the Holder’s right to purchase a number of Warrant Shares under this Warrant shall be cancelled. The number of Warrant Shares that will be subject to such cancellation (“Cancelled Warrant Shares”) may be up to the total number of original Warrant Shares purchasable under this Warrant (“Total Original Warrant Shares”), as specified in the Warrant Cancellation Notice but shall not include any Warrant Shares issued upon exercise of this Warrant. CROSS MATCH shall not be required to reimburse or refund any portion of the purchase price paid to CROSS MATCH for purchase of this Warrant.

Upon delivery of the Warrant Cancellation Notice specifying the number of allowable Cancelled Warrant Shares, this Warrant shall be deemed cancelled as to those Cancelled Warrant Shares and the rent payable under the Lease shall be adjusted for the remaining term of the Lease, commencing with the calendar month following delivery of such notice. Taking into account the number of Cancelled Warrant Shares, the then current Net Rental Rate for each month remaining under the term of the Lease will be increased by an amount (“Monthly Rent Increase Amounts”) calculated by multiplying the Rent Discount Amounts applicable for each month remaining under term of the Lease by the ratio (“Increase Ratio”) of the Cancelled Warrant Shares to the total number of Aggregate Warrant Shares originally purchasable under the Warrants (“Total Original Aggregate Warrant Shares”). The amount of any increase in rent payable under the Lease will depend on the number of Cancelled Warrant Shares and the number of months remaining under the term of the Lease. The Gross Rental Rate, Net Rental Rate, and Rent Discount Amount for applicable months under the term of the Lease are all set forth on Exhibit B attached hereto.

While an increase in the Net Rental Rates could be triggered by exercise of this Cancellation Right under this Warrant and similar cancellation rights under the other Warrants, under no circumstances will the Net Rental Rates under the Lease be increased in the aggregate to amounts greater than the Gross Rental Rates for the applicable remaining months under the term of the Lease.

For purposes of illustration, if the Holder elects to cancel all Warrant Shares eligible for cancellation on the fourth anniversary of the date of this Warrant, and the Holder has not previously exercised any portion of this Warrant, the Cancelled Warrant Shares and Monthly Rent Increase Amounts to be added to the Net Rental Rates for the remaining months under the term of the Lease will be determined as follows:

Cancelled Warrant Shares = Total Original Warrant Shares

Cancelled Warrant Shares =

Increase Ratio =                  divided by Total Original Aggregate Warrant Shares

                             divided by 504,244 = 0.50 or 50%.

Rent Discount Amount for Year 5 = $37,336.17

Monthly Rent Increase Amount for Year 5 = $37,336.17 (    %) = $

Rent Discount Amount for Year 6 = $38,456.25

Monthly Rent Increase Amount for Year 6 = $38,456.25 (    %) = $

Rent Discount Amount for Year 7 = $39,609.94

Monthly Rent Increase Amount for Year 7 = $39,609.94 (    %) = $

See captions “Potential Rent Increase (monthly) and Warrant Illustration (monthly) on Exhibit B attached hereto for summary calculations of this illustration.

The definitions and numbers used in the foregoing formulas shall be adjusted proportionately in the event of any adjustment of the number of Warrant Shares underlying this Warrant pursuant to the provisions of Article III of this Warrant.

Because the Net Rental Rates could be increased upon cancellation of Warrant Shares under one or more of the Warrants, the Monthly Rent Increase Amounts will be calculated without taking into account any other increases due to cancellation of Warrant Shares; provided that multiple changes in the rental rates due to the exercise of rights by Warrantholders under Section 1.5 of the Warrants will be added to the Net Rental Rates for applicable periods.

This Section 1.5 and the Holder’s or any transferee’s rights to cancel any Warrant Shares under this Section 1.5 will terminate and be void upon the transfer of this Warrant by Holder to any third party, including a Permitted Transferee described under Section 3.1 (b) (iii) under the Warrant Purchase Agreement, but excluding transfers to those Permitted Transferees described under Section 3.1(b) (i) and (ii) under the Warrant Purchase Agreement.

This section 1.5 and the Holder’s or any transferee’s rights to cancel any Warrant Shares under this Section 1.5 will terminate and be void upon the closing of the Company’s IPO or upon a Sale of the Company.

ARTICLE II

TRANSFER, EXCHANGE AND REPLACEMENT OF WARRANT

2.1. Ownership of Warrant. CROSS MATCH may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any person other than CROSS MATCH) for all purposes and shall not be affected by any notice to the contrary, until due presentment of this Warrant for registration of transfer as provided in this Article II.

2.2. Transfer of Warrant. The Holder agrees that it will not sell, assign, transfer, give away or otherwise dispose of (any of the foregoing, a “Transfer”) in whole or in part this Warrant or Warrant Shares to any Person, unless such Transfer complies with the provisions of Article III of the Warrant Purchase Agreement of even date herewith between Holder and CROSS MATCH.

CROSS MATCH agrees to maintain at its principal offices books for the registration of Transfer of this Warrant, and Transfer of this Warrant and all rights hereunder shall be registered, in whole or in part, on such books, upon surrender of this Warrant to CROSS MATCH, together with a written assignment of this Warrant duly executed by the Holder or its duly authorized agent or attorney, with (if the Holder is a natural person) signatures guaranteed by a bank or trust company or a broker or dealer registered with the National Association of Securities Dealers, Inc., and funds sufficient to pay any transfer taxes payable upon such transfer. Upon surrender and, if required, receipt of such payment, CROSS MATCH shall execute and deliver a new warrant or warrants in the name of the assignee or assignees and in the denominations specified in the instrument of assignment (which shall be whole numbers of shares only) and shall issue to the assignor a new warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be canceled.

2.3. Division or Combination of Warrants. This Warrant may be divided or combined with other warrants upon presentment hereof and of any warrant or warrants with which this Warrant is to be combined, together with a written notice specifying the names and denominations (which shall be whole numbers of shares only) in which the new warrant or warrants are to be issued, signed by the holders hereof and thereof or their respective duly authorized agents or attorneys. Subject to compliance with Section 2.2 as to any transfer or assignment which may be involved in the division or combination, CROSS MATCH shall execute and deliver a new warrant or warrants in exchange for the Warrant or warrants to be divided or combined in accordance with such notice.

2.4. Loss, Theft, Destruction of Warrant Certificates. Upon receipt of evidence satisfactory to CROSS MATCH of the ownership of and the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to CROSS MATCH or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, CROSS MATCH will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock.

ARTICLE III

ANTIDILUTION PROVISIONS

3.1. Adjustment Generally. The Exercise Price and the number of shares of Common Stock (or other securities or property) issuable upon exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events as provided in this Article III; provided that notwithstanding anything to the contrary contained herein, the Exercise Price shall not be less than the par value of the Common Stock.

3.2. Common Stock Reorganization. If CROSS MATCH after the original issuance date of this Warrant shall subdivide its outstanding shares of Common Stock (or any class thereof) into a greater number of shares, grant to its holders of Common Stock a dividend of shares of capital stock for no consideration, or consolidate its outstanding shares of Common Stock (or any class thereof) into a smaller number of shares (any such event being called a “Common Stock Reorganization”), then (a) the Exercise Price shall be adjusted, effective immediately after the effective date of such Common Stock Reorganization, to a price determined by multiplying the Exercise Price in effect immediately prior to such effective date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (on a Fully Diluted Basis) on such effective date before giving effect to such Common Stock Reorganization, and the denominator of which shall be the number of shares of Common Stock outstanding (on a Fully Diluted Basis) after giving effect to such Common Stock Reorganization; and (b) the number of shares of Common Stock subject to purchase upon exercise of this Warrant shall be adjusted, effective at such time, to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Common Stock Reorganization by a fraction the numerator of which shall be the number of shares of Common Stock outstanding (on a Fully Diluted Basis) after giving effect to such Common Stock Reorganization, and the denominator of which shall be the number of shares of Common Stock outstanding (on a Fully Diluted Basis) immediately before such Common Stock Reorganization.

3.3. Capital Reorganizations. If there shall be any consolidation or merger to which CROSS MATCH is a party, other than a consolidation or a merger of which CROSS MATCH is the continuing corporation and which does not result in any reclassification of, or change (other than a Common Stock Reorganization) in, outstanding shares of Common Stock, or any sale or conveyance of the property of CROSS MATCH as an entirely or substantially as an entirety, or any recapitalization of CROSS MATCH (any such event being called a “Capital Reorganization”), then, effective upon the effective date of such Capital Reorganization, the Holder shall no longer have the right to purchase Common Stock, but shall have instead the right to purchase, upon exercise of this Warrant, the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have owned or have been entitled to receive pursuant to such Capital Reorganization if this Warrant had been exercised immediately prior to the effective date of such Capital Reorganization. As a condition to effecting any Capital Reorganization, CROSS MATCH or the successor or surviving corporation, as the case may be, shall execute and deliver to the Holder and to CROSS MATCH an agreement as to the Holder’s rights in accordance with this Section 3.3, providing, to the extent of any right to purchase equity securities hereunder, for subsequent adjustments as nearly equivalent as may be practicable to the adjustments provided for in this Article III. The provisions of this Section 3.3 shall similarly apply to successive Capital Reorganizations.

3.4. Adjustment Rules. Any adjustments pursuant to this Article III shall be made successively whenever an event referred to herein shall occur. No adjustment shall be made pursuant to this Article III in respect of the issuance from time to time of shares of Common Stock upon the exercise of this Warrant or any part thereof. If CROSS MATCH shall take a record of the holders of its Common Stock for any purpose referred to this Article III in, then (i) such record date shall be deemed to be the date of the issuance, sale, distribution or grant in question and (ii) if CROSS MATCH shall legally abandon such action prior to effecting such action, no adjustment shall be made pursuant to this Article III in respect of such action.

3.5. Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action that would require an adjustment pursuant to this Article III, CROSS MATCH shall use its best efforts to take any action that may be necessary, including obtaining regulatory approvals or exemptions, in order that CROSS MATCH may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Holder is entitled to receive upon exercise thereof.

3.6. Notice of Adjustment. Not less than 10 nor more than 30 days prior to the record date or effective date, as the case may be, of any action which will require an adjustment or readjustment pursuant to this Article III, CROSS MATCH shall give notice to the Holder of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and the computation thereof. If the required adjustment is not determinable at the time of such notice, CROSS MATCH shall give notice to the Holder of such adjustment and computation promptly after such adjustment becomes determinable.

ARTICLE IV

DEFINITIONS

The following terms, as used in this Warrant, have the following meanings:

“Aggregate Warrant Shares” means the shares of Common Stock of the Company issuable upon exercise of the Warrants.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in Florida are authorized by law or other governmental action to be closed.

“Capital Reorganization” has the meaning set forth in Section 3.3.

“Common Stock” has the meaning set forth in the first paragraph of this Warrant, subject to adjustment pursuant to Article III.

“Common Stock Reorganization” has the meaning set forth in Section 3.2.

“Exercise Price” has the meaning set forth in the first paragraph of this Warrant.

“Fully Diluted Basis” means at any time (i) as applied to any calculation of the number of securities of CROSS MATCH, after giving effect to (x) all shares of Common Stock of CROSS MATCH outstanding at the time of determination, (y) all shares of CROSS MATCH Common Stock issuable upon the exercise of any option, warrant (including this Warrant) or similar right outstanding at the time of determination and (z) all shares of Common Stock of CROSS MATCH issuable upon the exercise of any conversion or exchange right contained in any security (other than Common Stock) convertible into or exchangeable for shares of Common Stock of CROSS MATCH; and (ii) as applied to any calculation of value, after giving effect to the foregoing securities and the payment of any consideration payable upon the exercise of any option, warrant or similar right referred to in clause (y) above if such option, warrant or similar right were exercisable at such time.

“Gross Rental Rate” means the gross monthly rental rate that would have been payable under the terms of the Lease at any applicable time, but for the discount negotiated as consideration for the sale the Warrants, as reflected under the caption “Gross Rent” on Exhibit B attached hereto.

“Holder” has the meaning set forth in the first paragraph of this Warrant.

“IPO” means the Company’s initial public offering of its securities registered with the Securities and Exchange Commission.

“Net Rental Rate” means the monthly rental rate payable under the terms of the Lease at any applicable time, after taking into account the discount negotiated as consideration for the sale of the Warrants, as reflected under the caption “Net Rent Adjusted for Warrants” on Exhibit B attached hereto.

“Permitted Transferee” has the meaning set forth in the Warrant Purchase Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government agency or political subdivision thereof.

“Rent Discount Amount” means the difference between the Gross Rental Rate and the Net Rental Rate for applicable periods as set forth on the line entitled “Warrant-Based Rent Discount (monthly)” on Exhibit B attached hereto.

“Sale of the Company” shall mean (i) a sale or exchange of all or substantially all of the assets or (ii) a sale or exchange of all or substantially all of the outstanding capital stock of the Company resulting in a Change of Control of the Company, or (iii) a merger, consolidation or other business combination (excluding any issuance of previously un-issued voting securities from the Company in connection with an investment in the Company by an existing stockholder or any third party) resulting in a Change of Control of the Company, as a result of which the Company is not the continuing or surviving corporation. “Change of Control” means the acquisition by any individual, entity or group of 50% or more of the outstanding voting securities of the Company or 50% or more of the combined voting power of then outstanding voting securities of the Company entitled to vote generally in the election of directors.

“Securities Act” means the Securities Act of 1933, as amended, and rules and regulations of the Securities and Exchange Commission thereunder.

“Warrant Purchase Agreement” means the Warrant Purchase Agreement of even date between CROSS MATCH, Landlord, J&G Bills Family Limited Partnership, TPM Trust U/A McCloskey 1996 GST-2 Trust, DPM Trust U/A McCloskey 1996 GST-2 Trust, LPM Trust U/A McCloskey 1996 GST-2 Trust, and DEPM Trust U/A McCloskey 1996 GST-2 Trust pursuant to which the Warrants, including this Warrant, were sold and purchased.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of this Warrant.

“Warrants” means the warrants to purchase an aggregate of 504,244 shares of Common Stock of the Company purchased from the Company under the terms of the Warrant Purchase Agreement.

ARTICLE V

MISCELLANEOUS

5.1. Notices. Notices and other communications provided for herein shall be in writing and may be given by mail, courier, confirmed telex, facsimile transmission or other electronic means of transmission and shall, unless otherwise expressly required, be deemed given when received or, if mailed, four Business Days after being deposited in the United States mail with postage prepaid and properly addressed. In the case of the Holder, such notices and communications shall be addressed to its address as shown on the books maintained by CROSS MATCH, unless the Holder shall notify CROSS MATCH that notices and communications should be sent to a different mailing or electronic address (or telex or facsimile number), in which case such notices and communications shall be sent to the mailing or electronic address (or telex or facsimile number) specified by the Holder.

5.2. Amendments. The provisions of this Warrant may be amended, modified or waived with (and only with) the written consent of CROSS MATCH and the Holder.

5.3. Governing Law. This Warrant shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to principles of conflicts of law).

5.4. Covenants to Bind Successor and Assigns. The provisions of this Warrant shall be binding upon and inure to the benefit of the Holder hereof and its permitted successors and assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of CROSS MATCH or the Holder shall bind its successors and assigns, whether so expressed or not.

5.5 Information Rights. For so long as this Warrant is outstanding, Holder shall have the right with prior notice and during business hours to inspect CROSS MATCH’S books of account, records, and completed unaudited financial statements, to discuss the affairs, finances, and accounts of CROSS MATCH with its executive officers and directors. As long as this Warrant is outstanding, CROSS MATCH agrees to send to the Holder (i) copies of stockholder notices provided to all stockholders of CROSS MATCH, (ii) notice of any offering of securities of CROSS MATCH (except that notices and records of grants of stock options under CROSS MATCH Option Plans will be available for inspection along with unaudited financial statements), and (iii) notice of any debt financing or incurrence of indebtedness in excess of $100,000. CROSS MATCH agrees to provide to Holder information covered under this Section 5.5 as and when reasonably requested by Holder.

IN WITNESS WHEREOF, CROSS MATCH has caused this Warrant to be executed in its corporate name by one of its officers thereunto duly authorized, and its corporate seal to be hereunto affixed, attested by its Secretary or an Assistant Secretary, all as of the day and year first above written.

CROSS MATCH TECHNOLOGIES, INC.

By:
[Corporate seal]	Its:

Attest:

Name:
Title:

ANNEX A

FORM OF NOTICE OF EXERCISE

To:	Cross Match Technologies, Inc.
Date:

Reference is made to the Warrant to Purchase Shares of Common Stock of Cross Match Technologies, Inc. registered in the name of the undersigned. Terms defined therein are used herein as therein defined.

The undersigned, pursuant to the provisions set forth in the Warrant, hereby irrevocably elects and agrees to purchase                      shares of Common Stock, and makes payment herewith in full therefor at the aggregate Exercise Price of $            . Payment of the aggregate Exercise Price is made by                      [specify cash, certified or bank cashiers check or wire transfer].

[Include the following if applicable:] To the extent that the number of shares specified above is less than all of the shares purchasable hereunder, the undersigned requests that a new Warrant certificate representing the remaining balance of the shares be registered in the name of the undersigned.

Name of Warrantholder

Signature

Title (if applicable)

Address

Exhibit “B”

Crossmatch Technologies, Inc.

3950 RCA Blvd., Suite 5001

Gross Rent	Section I
		11/1/02-10/31/03	11/1/03-10/31/04	11/1/04-10/31/05	11/1/05-10/31/06	11/1/06-10/31/07	11/1/07-10/31/08	11/1/08-10/31/09
Term of Lease		Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7
11/1/02 -10/31/09
7 Yrs.	S/F Leased Space
	Area I >	36,080	36,080	36,080	36,080	36,080	36,080	36,080
	Area II >	41,271	41,271	41,271	41,271	41,271	41,271	41,271

	Total >	77,351	77,351	77,351	77,351	77,351	77,351	77,351
Gross Rental Rate
	Area I >	$15.00	$15.45	$15.91	$16.39	$16.88	$17.39	$17.91
	Area II >	$11.00	$11.33	$11.67	$12.02	$12.38	$12.75	$13.13
	Annual Rent								Total
	Area I >	$541,200.00	$557,436.00	$574,159.08	$591,383.85	$609,125.37	$627,399.13	$646,221.10	$4,146,924.53
	Area II >	$453,981.00	$467,600.43	$481,628.44	$496,077.30	$510,959.62	$526,288.40	$542,077.06.	$3,478,612.24

	Total Annual Rent >	$995,181.00	$1,025,036.43	$1,055,787.52	$1,087,461.15	$1,120,084.98	$1,153,687.53	$1,188,298.16	$7,625,536.78
	Monthly Rent >	$82,931.75	$85,419.70	$87,982.29	$90,621.76	$93,340.42	$96,140.63	$99,024.85

Net Rent Adjusted for Warrants

	Section I
		11/1/02-10/31/03	11/1/03-10/31/04	11/1/04-10/31/05	11/1/05-10/31/06	11/1/06-10/31/07	11/1/07-10/31/08	11/1/08-10/31/09
Term of Lease		Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7
11/1/02 -10/31/09
7 Yrs.	S/F Leased Space
	Area I >	36,080	36,080	36,080	36,080	36,080	36,080	36,080
	Area II >	41,271	41,271	41,271	41,271	41,271	41,271	41,271

	Total >	77,351	77,351	77,351	77,351	77,351	77,351	77,351
Gross Rental Rate
	Area I >	$9.00	$9.27	$9.55	$9.83	$10.13	$10.43	$10.75
	Area II >	$6.60	$6.80	$7.00	$7.21	$7.43	$7.65	$7.88
	Annual Rent								Total
	Area I >	$324,720.00	$334,461.60	$344,495.45	$354,830.31	$365,475.22	$376,439.48	$387,732.66	$2,488,154.72
	Area II >	$272,388.60	$280,560.26	$288,977.07	$297,646.38	$306,575.77	$315,773.04	$325,246.23	$2,087,167.35

	Total >	$597,108.60	$615,021.86	$633,472.51	$652,476.69	$672,050.99	$692,212.52	$712,978.90	$4,575,322.07
	Monthly Rent >	$49,759.05	$51,251.82	$52,789.38	$54,373.06	$56,004.25	$57,684.38	$59,414.91

Warrant-Based Rent Discount (monthly):		$33,172.70	$34,167.88	$35,192.92	$36,248.70	$37,336.17	$38,456.25	$39,609.94

Potential Rent Increase (monthly):		$	$	$	$	$	$	$

Warrant Illustration (monthly):					%	%	%	%

Note/Warrant Offering

Warrant Value

	Call option only				Riskless rate	4.60%

Company	Stock price	Strike price	Grant date	Expiration date	t (years)	t (days)	Volatility	Annual dividend	Option value	delta	gamma	théta	véga	d1	d2	N(d1)	N(d2)
CMT	$5.20	$6.00	3/31/2002	3/30/2009	7.0027	2556	0.01%	$0.00	$0.82	1.00	0.00	-0.001	0.00	649.35	649.35	1.00	1.00

This excel sheet gives the option value, delta, theta, vega and gamma for a call. uses the Black and Sholes model adjusted for dividends, ust enter the value in the right cells as shown above. Don’t forget to adjust the riskless rate of return in cell G2.								Number of shares	504,244
								Fair value/share	$0.83
								compensation	$418,523

Riskless rate approximates U.S. treasury rate for items with similar maturities.

Confidential	1/6/2003	Page 1